EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harvard Apparatus Regenerative Technology Appoints James McGorry as New Chief Executive Officer

-Mr. McGorry brings extensive management and commercialization experience in biologics, personalized medicine and medical device spaces-

-HART plans to provide a corporate update on its second quarter financial call in August 2015-

Holliston, MA, June 25, 2015 - Harvard Apparatus Regenerative Technology, Inc. (Nasdaq: HART), or HART, a biotechnology company developing bioengineered organs for clinical use, today announced the appointment of James McGorry, MBA, as Chief Executive Officer, effective July 6, 2015. Mr. McGorry has more than 25 years of experience as a life science business leader in biologics, personalized medicine and medical devices, including multiple product launches. He also has been a member of the HART Board of Directors since February 2013.

“Jim is the ideal person to lead HART at this time,” said John F. Kennedy, Chairman of the Board of Directors at HART. “Jim brings his extensive experience developing, leading and growing life science businesses to our company. He spent 12 years in senior management roles at Genzyme, and as a key leader of the Bio Surgery business there Jim led the commercial development and launch of innovative tissue engineered products. He also brings extensive experience in the fields of personalized medicine and medical devices. For the past two years, Jim has provided invaluable insights as a member of our board, and we expect that HART will benefit greatly from his dedicated guidance as CEO.”

Mr. Kennedy continued, “We also thank Tom McNaughton, our Chief Financial Officer, for the great work he has done as interim CEO. He and Saverio La Francesca, our Chief Medical Officer, have continued to drive forward our programs and collaborations that are crucial to our success.”

“I’m eager to work more closely with the entire HART team to make bioengineered organs for the airways and esophagus available to patients,” said Mr. McGorry. “HART has the potential to change the way patients are treated with organ implants that the body integrates as its own. I look forward to working with the team and HART’s collaborators to make these goals a reality.”

Mr. McGorry most recently served as Executive Vice President and General Manager, Translational Oncology Solutions for Champions Oncology and previously was Executive Vice President of Commercial Operations at Accellent. During his 12-year tenure at Genzyme, he held leadership positions across several therapeutic areas, including Bio Surgery, Cardiac Surgery, Oncology and Transplant. Mr. McGorry also was President of Clineffect Systems, an electronic medical records company. He began his life sciences career with Baxter Healthcare Corporation, where he spent 11 years in positions of increasing responsibility. Mr. McGorry also served as an officer in the United States Army for six years, including commanding a special operations Green Beret SCUBA detachment.

Mr. McGorry has an MBA with a concentration in healthcare from Duke University, Fuqua School of Business, and a B.S. in engineering from the United States Military Academy at West Point where he was the president of his class.

HART plans to provide a corporate update on its second quarter financial call in August following a business review by Mr. McGorry and the management team.

About Harvard Apparatus Regenerative Technology

Harvard Apparatus Regenerative Technology (HART) is a biotechnology company developing bioengineered organs for clinical use. Our first product, the HART-Trachea, is intended to replace or repair a trachea that has been severely damaged by either physical trauma or trachea cancer. The HART-Trachea technology has been used in several human trachea transplants to date approved under compassionate use exemptions, but none of the Company’s products are yet approved by a government regulatory authority for marketing. The trademark “Harvard Apparatus” is used under a sublicense agreement with Harvard Bioscience, which has licensed the right to use such trademark from Harvard University.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the availability and approval of the HART-Trachea or any other HART product candidates, such as the esophagus and bronchus, for patients and related surgeries; regulatory approval of the HART-Trachea or any other HART product candidates, including the esophagus and bronchus, by the FDA, EMA, MHRA or otherwise, which such approvals may not be obtained on a timely basis or at all; success with respect to any clinical trials and other regulatory approval efforts, commercialization efforts and marketing approvals of HART’s product candidates, including our HART-Trachea product, and the continued availability of a market for the HART securities. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the biologic products, scaffolds, bioreactors and other devices and product candidates we pursue; the success of our clinical trials and products; our inability to operate effectively as a stand-alone, publicly traded company; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contacts:

Corporate:

Tom McNaughton

CFO & Interim CEO

tmcnaughton@hartregen.com

Saverio La Francesca, M.D.

CMO

slafrancesca@hartregen.com

Tel: 774-233-7321

Fax: 774-233-7302

Investors and Media:

Kristina Coppola
LaVoieHealthScience

617-374-8800, ext. 105

kcoppola@lavoiehealthscience.com